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                                                                 Exhibit 15.1

                    [Letterhead of Arthur Andersen, LLP]

April 29, 1999

TC PipeLines, LP
Four Greenspoint Plaza
16945 Northchase Drive
Houston, Texas 77060




We are aware that TC PipeLines, LP has included in its Registration Statement No. 333-69947 the unaudited balance sheet of Northern Border Pipeline Company as of March 31, 1999, the related unaudited statements of income and cash flows for the three-month periods ended March 31, 1999 and 1998, and the related unaudited statement of changes in partners' capital for the three-month period ended March 31, 1999, which includes our report dated April 14, 1999, covering the unaudited interim financial information. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen, LLP